FOR IMMEDIATE RELEASE	News
May 23, 2014	Nasdaq Capital Market - GTIM

Good Times Restaurants Inc. Announces Exercise of Warrants

(GOLDEN, CO)  Good Times Restaurants Inc. (NASDAQ: GTIM) today announced that it had received total gross proceeds of $3,091,000 related to the exercise of the Company's B Warrants and total gross proceeds of $1,146,000 related to the exercise of the Company’s A Warrants and it had incurred $80,000 of expenses to-date related to the exercise of all Warrants.   In August 2013, the Company issued 2,530,000 A Warrants and 2,530,000 B Warrants, including the underwriter’s exercise of their overallotment option for Warrants.   The B Warrants are for the purchase of 1,265,000 shares of the Company's common stock on or before May 16, 2014, with every two B Warrants exercisable for one share of common stock at an exercise price of $2.50.  The A Warrants are for the purchase of 2,530,000 shares of the Company’s common stock on or before August 16, 2018 at an exercise price of $2.75.

Boyd Hoback, President and CEO said “With the approximate 40% appreciation in the price of our stock over the last nine months, we were able to have approximately 97% of all B Warrants exercised.   We hope to continue to deliver continued growth and improvement in our sales and profitability throughout this year and be able to continue to see exercise of the remaining A Warrants, which if fully exercised would provide an additional $5,795,000 of gross proceeds for our growth and development.  We estimate we will have approximately $8,300,000 in cash on our balance sheet at the end of May, not including the previously announced $2.1 million term debt facility for use in our wholly owned subsidiary Good Times Drive Thru Inc., so we have a good base of capital which we anticipate using to accelerate our development of Good Times and Bad Daddy’s Burger Bar restaurants.”

About Good Times Restaurants Inc.

Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises 36 restaurants.

GTIM owns and operates Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiary, BD of Colorado LLC and will franchise Bad Daddy’s Burger Bar restaurants through its 48% ownership of Bad Daddy’s Franchise Development LLC.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.

Boyd E. Hoback, President and CEO, (303) 384-1411

Christi Pennington (303) 384-1440

Gary Heller (914) 813-8547

Mike Porter, Porter, LeVay & Rose (212) 546-4700